Exhibit 4.2

United Air Lines, Inc.

1200 Algonquin Road

Elk Grove Village, IL 60007

February 9, 2007

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017

Attention: Matthew Massie

Citicorp USA, Inc.

388 Greenwich Street

19th Floor

New York, New York 10013

Attention: James J. McCarthy

Re:	Amended and Restated Revolving Credit, Term

Loan and Guaranty Agreement

Ladies and Gentlemen:

We refer to that certain Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement dated as of February 2, 2007 among JPMorgan Chase Bank, N.A., as Co-Administrative Agent, Co-Collateral Agent and Paying Agent, Citicorp USA, Inc., as Co-Administrative Agent and Co-Collateral Agent, J.P. Morgan Securities Inc., as Joint Lead Arranger and Joint Bookrunner, Citigroup Global Markets, Inc., as Joint Lead Arranger and Joint Bookrunner, Credit Suisse Securities (USA) LLC, as Syndication Agent and the Lenders named therein (the “Credit Agreement”). All terms used herein that are defined in the Credit Agreement shall have the same meanings herein.

Section 2.06(b) of the Credit Agreement provides that each Eurodollar Loan that is a Tranche A Loan shall bear interest at a rate per annum that is equal to the Adjusted LIBO Rate for relevant Interest Periods plus a margin of 2.00%. Section 2.20 of the Credit Agreement provides that the Borrower shall pay Letter of Credit Fees at the rate of two and one-quarter percent (2.25%) per annum on the daily average L/C Exposure.

It was the understanding of the Borrower and the Agents that Letter of Credit Fees would be calculated at a rate per annum that is equal to the margin in excess of the Adjusted LIBO Rate for Tranche A Loans. When the Tranche A margin in Section 2.06(b) of the

Credit Agreement was reduced from 2.25% to 2.00% (a change that was implemented very shortly before closing), the corresponding change that should have been made in Section 2.20, to reduce Letter of Credit Fees from 2.25% to 2.00%, was inadvertently not made.

Section 10.08(d) of the Credit Agreement permits the Agents and the Borrower to amend Loan Document provisions to correct what the Agents and the Borrower jointly identify as an “obvious error” or an “error or omission of a technical or immaterial nature”. The Borrower hereby requests the Agents to (i) acknowledge that the higher Fees in Section 2.20, when compared to the rate in Section 2.06(b), is an obvious error, (ii) agree that clause (a) of Section 2.20 of the Credit Agreement is hereby amended as of February 2, 2007 by deleting the words “two and one-quarter percent (2.25%)” appearing therein and inserting in lieu thereof the words “two percent (2.00%)” and (iii) agree that present page 53 of the Credit Agreement will be replaced with the attached copy of page 53 (the only change on which is the reduction of the L/C Fee as described in the preceding clause (ii)).

The Borrower understands that the above amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days’ notice thereof and that the Agents will post this letter and the changed page referred to above to the public and private Intralinks site in use for the Credit Agreement.

If you are in agreement with the foregoing, kindly sign and return a copy of this letter to the Borrower.

This letter agreement may be executed in one or more counterparts and by different parties hereto on different counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one instrument, and shall become effective. Delivery of an executed signature page to this Agreement by telecopy or electronic .pdf copy shall be effective as delivery of a manually executed counterpart hereof.

Except as expressly set forth herein, nothing in this letter agreement shall be deemed to be an amendment or modification of any other term or provision of the Credit Agreement or any of the other Loan Documents.

Very truly yours,

UNITED AIR LINES, INC.

By:	/s/ Frederic F. Brace
	Name:	Frederic F. Brace
	Title:	Executive Vice President and Chief Financial Officer

ACKNOWLEDGED AND AGREED TO:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director

CITICORP USA, INC.

By:	/s/ James J. McCarthy
	Name:	James J. McCarthy
	Title:	Managing Director & Vice President